EXHIBIT 23.10

RESOURCE DEVELOPMENT, INC.
11475 West I-70 Frontage Road North
Wheat Ridge, Colorado, USA 80033

CONSENT OF EXPERT
FILED BY EDGAR

January 25, 2013

United States Securities and Exchange Commission

Re:	Midway Gold Corp. filing of a Registration Statement on Form S-3 dated January 25, 2013 (the "Registration Statement")

We refer to our report entitled "NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada" dated May 24, 2011 with an original report date of May 24, 2011 and an updated report date of November 29, 2012 (the "Report") as referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Reports, and summaries thereof, in the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

I consent to the incorporation by reference of this consent into the Registration Statement and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

RESOURCE DEVELOPMENT, INC.

Per:	/s/ Deepak Malhotra
Deepak Malhotra, PhD, President
Registered SME Member